EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related prospectus of American Commercial Lines Inc. for the registration of 3,234,474 shares of its common stock and to the incorporation by reference therein of our reports dated March 10, 2010, with respect to the consolidated financial statements and schedule of American Commercial Lines Inc. and the effectiveness of internal control over financial reporting of American Commercial Lines Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Louisville, Kentucky
November 17, 2010